Exhibit 77C to NSAR dated June 30, 1997

Bascom Hill BALANCED Fund, Inc.

On May 28, 1997, the Annual Meetings of Shareholders of Bascom Hill Bascom Hill BALANCED Fund, Inc. was held at 4:00 p.m. in Madison, Wisconsin. The shareholders were requested to vote on the merger of their fund with Mosaic Equity Trust Equity Income Fund in accordance with the Prospectus/Proxy Statement dated May 1, 1997. Of the 464,095.648 outstanding shares of Bascom Hill BALANCED Fund, Inc., 274,747.791 voted in favor of the merger (59.2%), 9.2% in excess of the amount required to approve the merger.